Astris Energi Inc.

(the “Corporation”)

INFORMATION CIRCULAR

for the Annual General Meeting

to be held on Tuesday, July 22, 2003

Solicitation of Proxies

This Information Circular is furnished in connection with the solicitation of proxies for use at the Annual General Meeting of the Shareholders of the Corporation (the “Meeting”) to be held on the 22nd day of July 2003, at the Mississauga Board of Trade, 1447 Burnhamthorpe Road West, Mississauga, Ontario, at 11:00 a.m. local time and at any adjournment thereof, for the purposes set forth in the Notice of Annual General Meeting.  Instruments of proxy must be received by the Corporation’s agent, Alberta Compliance Services Inc., Suite 602, 304 - 8th Avenue S.W., Calgary, Alberta T2P 1C2, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for the holding of the Meeting or any adjournment thereof.  The Board of Directors of the Corporation has fixed the Record Date for the Meeting as the close of business on June 17, 2003.  Only shareholders of the Corporation of record as at that date are entitled to receive notice of and to vote at the Meeting, unless such shareholder transfers shares after the Record Date and the transferee establishes ownership of such shares and demands, not later than the close of business ten (10) days before the Meeting, that the transferee’s name be included in the list of shareholders entitled to vote.

Voting of Common Shares - Advice to Beneficial Shareholders

The information set forth in this section is of significant importance to many shareholders as a substantial number of shareholders do not hold shares in their own name (“beneficial shareholders”).  Beneficial shareholders should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders can be recognized and acted upon at the meeting.  If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in the shareholder’s name on the records of the Corporation.  Such shares will more likely be registered under the name of the broker or an agent of the broker.  Shares held by brokers or their nominees can be voted upon the instructions of the beneficial shareholder.  The directors and officers of the Corporation do not know for whose benefit the shares are registered.  THEREFORE, BENEFICIAL SHAREHOLDERS MAY NOT BE RECOGNIZED AT THE MEETING FOR THE PURPOSES OF VOTING THEIR SHARES IN PERSON OR BY WAY OF PROXY.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from beneficial shareholders in advance of the meeting.  Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by beneficial shareholders in order to ensure that their shares are voted at the meeting.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”).  ADP mails the proxy materials to the beneficial shareholders with a voting information form (“VIF”) and asks them to return the VIF to ADP.  A beneficial shareholder receiving a VIF from ADP may not be able to use that proxy to vote shares directly at the Meeting.  The proxy must be returned to ADP well in advance of the Meeting in order to have the shares voted.

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Registered Shareholders Revocability of Proxy

A registered shareholder ("shareholder") who has submitted a proxy may revoke it at any time prior to the exercise thereof.  If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the shareholder or the shareholder’s attorney authorized in writing, or if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits, the proxy is revoked.

Persons Making Solicitations

The solicitation is made on behalf of the management of the Corporation.  The costs incurred in the preparation and mailing of the Proxy, Notice of Annual General Meeting, and this Information Circular will be borne by the Corporation.  Solicitation will primarily be by mail.  In addition, proxies may be solicited in person, by telephone or other means of communication and by directors, officers, and employees of the Corporation, who will not be specifically remunerated therefor.

Exercise of Discretion by Proxy

Common shares represented by proxy in favour of management nominees shall be voted on any ballot at the Meeting, and where the shareholder specifies a choice with respect to any matter to be acted upon, the shares shall be voted on any ballot in accordance with the specification so made.

IN THE ABSENCE OF SUCH SPECIFICATION, THE SHARES WILL BE VOTED IN FAVOUR OF THE MATTERS TO BE ACTED UPON.  THE PERSONS APPOINTED UNDER THE INSTRUMENT OF PROXY FURNISHED BY THE CORPORATION ARE CONFERRED WITH DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS OF THOSE MATTERS SPECIFIED IN THE PROXY AND NOTICE OF ANNUAL GENERAL MEETING.  AT THE TIME OF PRINTING THIS INFORMATION CIRCULAR, MANAGEMENT OF THE CORPORATION KNOWS OF NO SUCH AMENDMENT, VARIATION OR OTHER MATTER.

Matters to be Acted upon at Meeting

ELECTION OF DIRECTORS

At the Meeting, it is proposed that five (5) directors be elected, to hold office until the next annual meeting or until their successors are elected or appointed.  There are currently four (4) directors of the Corporation, each of whom retire from office at the Meeting.  Unless otherwise directed, it is the intention of management to vote proxies in the accompanying form in favour of the election of directors of the nominees set forth below.

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The names and municipalities of residence of the persons nominated for election as directors, the number of voting securities of the Corporation beneficially owned, directly or indirectly, or over which each exercises control or direction, the offices held by each in the Corporation, the period served as director and the principal occupation of each are as follows:

Name and Municipality of Residence	Number of Shares Beneficially Owned¹	Offices Held and Date became a Director	Principal Occupation

Jiri K. Nor Oakville, Ontario	2,374,721	President, Director since March 1996	President
Gordon T. Emerson[2] Tottenham, Ontario	548,195	C.F.O. and Treasurer, Director since June 1999	Financial Consultant since 1975
Gerald A. Crawford[2] Mississauga, Ontario	848,162	Director since March 1996	Consultant
Arthur Laudenslager Youngstown, New York	77,500		Financial Consultant
Anthony J. Durkacz Toronto, Ontario	123,590	Officer since July 2002	Vice President of Finance

1Information as to shares beneficially owned, not being within the knowledge of the Corporation, has been furnished by the respective directors.

2Member of Audit Committee.  The Corporation is required to have an audit committee by applicable corporate legislation.  The Corporation does not have an executive committee.

APPOINTMENT OF AUDITORS

Unless otherwise directed, it is management’s intention to vote the proxies in favour of an ordinary resolution to appoint the firm of Lugowy Associates, Chartered Accountants, Hamilton Ontario, to serve as auditors of the Corporation until the next annual meeting of the shareholders and to authorize the directors to fix their remuneration.  Lugowy Associates, Chartered Accountants were first appointed the Corporation’s auditors on August 11, 2000.

Voting Shares and Principal Holders thereof

As at June 17, 2003, 17,633,030 common shares of the Corporation were issued and outstanding, each such share carrying the right to one vote at the Meeting.  A quorum for the transaction of business at the Meeting is not less than two (2) persons present in person each being a shareholder entitled to vote or a duly appointed proxy holder.

To the knowledge of the directors and senior officers of the Corporation, as at June 17, 2003, no person or corporation beneficially owned, directly or indirectly, or exercised control or direction over, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation, except as set out in the table below:

Name	Number of Voting Shares	Percentage of Common Shares
Jiri K. Nor Oakville, Ontario	2,374,721	13.5%

Compensation of Executive Officers and Directors

For the purposes of this section, “executive officer” means the Chairman and the Vice-Chairman of the Board of Directors, the President, and any Vice-President in charge of a principal business unit such as sales, finance, or corporate planning, and any other officer of the Corporation who performs a policy-making function in respect of the Corporation, whether or not such officer is also a director of the Corporation.  As at June 17, 2003, the Corporation had four executive officers.

Aggregate Remuneration

The aggregate cash compensation paid to the Corporation’s executive officers for services rendered during the financial year ended December 31, 2002 was CDN $36,000.  Cash compensation includes salaries, fees (including directors’ fees), commissions and bonuses and, in addition to amounts actually paid during and for the most recently completed financial year, cash compensation includes: bonuses to be paid for services rendered during the most recently completed financial year unless those amounts have not yet been allocated; bonuses paid during the most recently completed financial year for services rendered in a previous financial year; and any compensation other than bonuses earned during the most recently completed financial year, the payment of which is deferred.

Other Compensation

The aggregate value of the other compensation (including benefits) paid by the Corporation to executive officers of the Corporation did not exceed the lesser of $10,000 times the number of executive officers and 10% of the cash compensation paid to executive officers during the financial year ended December 31, 2002.

For the 2002 fiscal year, the Corporation paid compensation of CDN$36,000 in cash.  Mr. Nor received CDN $36,000, Mr. Emerson received CDN $nil, and Mr. Durkacz received CDN $nil.  In addition, the Corporation issued Common Shares at market value in lieu of cash to its executive Officers for services rendered to the Corporation.

Stock Option Plan

In fiscal year 2002, the Corporation’s stockholders adopted the 2002 Stock Option Plan (the “Plan”), pursuant to which options could be granted to purchase 1,400,000 Common Shares.  The purpose of the Plan was to advance the interests of the Corporation by affording its Officers, Directors, employees and consultants the opportunity of acquiring equity interests in the Corporation.  These Options had an exercise price of not less than the market price of the Common Shares at the time or if there was not public market price, at the fair market value as determined by the Board of Directors on the day preceding the date of grant.  The options were exercisable over a number of years specified at the time of the grant, which term was not to exceed five years from the date of grant.

During the fiscal year ended December 31, 2002, 1,225,000 options were issued.  As at June 17, 2003, there were 3,125,000 stock options outstanding.  Certain options have been proposed to certain executives and consultants subject to performance standards being achieved.  Please refer to the notes of Corporation's audited financial statements for December 31, 2002 and subsequent Quarterly statements, for details.

Indebtedness of Directors and Senior Officers

Management of the Corporation is not aware of any indebtedness outstanding by directors or senior officers of the Corporation to the Corporation or its subsidiaries at any time since the commencement of the last completed financial year of the Corporation.

Management Contracts

There are no management functions of the Corporation, or it subsidiaries, which are performed to a substantial degree by a person other than a director or senior officer.

Interest of Insiders in Material Transactions

There were no material interests, direct or indirect, of directors and senior officers of the Corporation, nominees for director, or any known associate or affiliate of such persons in any transaction since the commencement of the Corporation’s last completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

Interest of Certain Persons and Companies in Matters to be Acted Upon

Except as specifically noted herein, management of the Corporation is not aware of any material interest of any director or nominee for director, or senior officer or anyone who held office as such since the beginning of the Corporation’s last financial year or of any associate or affiliate of any of the foregoing in any matter to be acted on at the Meeting.

Other Matters

Management knows of no amendment, variation, or other matter to come before the Meeting other than the matters referred to in the Notice of Annual General Meeting.  However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

Approval and Certification

The contents and sending of this Information Circular has been approved by the Directors of the Corporation.  The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED at Mississauga, Ontario, this 17th day of June 2003.

“Jiri K Nor”

“Gordon T Emerson”

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Jiri K. Nor

Gordon T. Emerson

President

Chief Financial Officer

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